Exhibit A

                  JOINT FILING AGREEMENT

          This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Rio Hotel & Casino, Inc. is being filed on behalf of each of the undersigned.

Dated:  June 12, 1997

                              CHILTON INVESTMENT CO., INC.


                              By:  /s/ Richard L. Chilton, Jr.
                                 -----------------------------
                                 Name:  Richard L. Chilton, Jr.
                                 Title: President



                              RICHARD L. CHILTON, JR.
        By: